EXHIBIT 10.1

SOFTWARE DEVELOPMENT AGREEMENT

Video Editor Development Project

This Software Development Agreement (the “Agreement”) is made and entered into as of April 20, 2026 (the “Effective Date”), by and between Synera Studio Inc, a company organized and existing under the laws of Wyoming, with its registered address at 30 N Gould St Ste R, Sheridan, WY 82801 (the “Customer”), and LUMARK HK LIMITED, with its registered address at Unit B, 11/F, 23 Thomson Road, Wan Chai Hong Kong, Hong Kong, China (the “Contractor”). The Customer and the Contractor may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Purpose

The purpose of this Agreement is for the Contractor to design, develop, and deliver to the Customer a custom software video editor application for Windows (the “Software”), in accordance with the specifications and requirements provided by the Customer and further described in Schedule A.

The Parties acknowledge that: (a) the Customer provides the initial concept, product direction, business requirements, and functional expectations for the Software; (b) the Contractor is engaged to perform the technical implementation, coding, assembly, and development of the Software from scratch; and (c) the Software is intended for the Customer’s own business use.

Schedule A - “Functional Scope of the Software”, and Schedule B - “Hourly Rates and Project Structure” are incorporated herein by reference and form an integral part of this Agreement.

2. Definitions

“Deliverables” means the Software, source code, compiled build, project files, and any other work product expressly required under this Agreement, including as set forth in Schedule A.

“Final Deliverables” means the final version of the Deliverables submitted by the Contractor to the Customer at the end of the Term for final review and acceptance.

“Customer Materials” means all concepts, specifications, instructions, business logic, creative direction, materials, and information provided by the Customer to the Contractor.

“Intellectual Property Rights” means all rights, title, and interest in and to copyrights, neighboring rights, database rights, trade secrets, know-how, inventions, patents, mask works, design rights, moral rights (to the extent waivable), and any other proprietary rights recognized in any jurisdiction.

“Change Request” means any request by the Customer for work, features, revisions, functionality, or services outside the scope expressly described in this Agreement and Schedule A.

3. Scope of Work

3.1. The Contractor shall develop the Software from scratch in accordance with this Agreement, the functional outline set forth in Schedule A, the project structure and indicative effort allocation set forth in Schedule B, and reasonable written instructions of the Customer consistent with the agreed scope.

3.2. The Software shall be a video editor for Windows only.

3.3. The Contractor shall deliver, at minimum, the following at final completion: (a) full source code; (b) compiled build of the Software; and (c) project files.

3.4. The Contractor shall perform the work in a professional and workmanlike manner using personnel with suitable qualifications and experience.

4. Term

4.1. The term of this Agreement shall begin on the Effective Date and continue for twenty-two (22) weeks, unless earlier terminated in accordance with this Agreement (the “Term”).

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5. Development Structure

5.1. The Parties acknowledge that the development process may be organized internally into phases or milestones for project tracking purposes, as outlined in Schedule B.

5.2. Any such phases or milestones are for planning, time allocation, and work tracking only and do not alter the agreed payment structure set forth in Section 6.

5.3. Unless otherwise agreed in writing, the Customer’s final acceptance shall occur only upon delivery of the Final Deliverables at the end of the Term.

6. Fees and Payment Terms

6.1. The total contract price for the work under this Agreement shall be USD 70,380 (the “Contract Price”).

6.2. The Contract Price shall be paid in two installments as follows: (a) USD 30,000 as an advance payment, due upon execution of this Agreement and against the Contractor’s first invoice; and (b) USD 40,380 upon completion of the work and prior to transfer of Intellectual Property Rights, due against the Contractor’s final invoice.

6.3. The Contractor shall issue only two invoices under this Agreement: one invoice for the advance payment and one invoice for the final payment.

6.4. Except as expressly provided in this Agreement, no additional fees, reimbursements, or expenses shall be payable by the Customer.

6.5. Any work outside the agreed scope shall be subject to a separate written Change Request and may be billed in accordance with the hourly rates set forth in Schedule B, if approved in writing by the Customer.

7. Customer Cooperation

7.1. The Customer shall provide the Contractor with the Customer Materials reasonably necessary for performance of the work.

7.2. The Contractor shall be entitled to rely on the Customer Materials and Customer instructions in developing the Software.

7.3. Upon the Customer’s written request, the Contractor shall provide reasonable progress information, including available timesheets, development logs, or project records relating to the work performed under this Agreement.

8. Acceptance

8.1. Upon completion of the work, the Contractor shall deliver the Final Deliverables to the Customer for review.

8.2. The Customer shall have seven (7) calendar days from receipt of the Final Deliverables to review them and either (a) confirm acceptance, or (b) provide written notice of material non-conformity with the agreed scope.

8.3. If the Customer confirms acceptance, the Parties shall sign a final acceptance certificate (the “Acceptance Certificate”).

8.4. If the Customer identifies material non-conformities within the review period, the Contractor shall use reasonable efforts to correct such material non-conformities and resubmit the Final Deliverables for review.

8.5. Final transfer of Intellectual Property Rights shall occur only after final acceptance of the Deliverables and receipt by the Contractor of the final payment in full.

9. Change Requests

9.1. Any Change Request must be made in writing.

9.2. The Contractor shall have no obligation to perform any work outside the original scope unless the Parties agree in writing on the additional scope, the applicable fees or hourly billing, and any corresponding schedule adjustment.

9.3. In the absence of such written agreement, the Contractor shall continue to perform only the original agreed scope.

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10. Intellectual Property

10.1. Subject to the Contractor’s receipt of the final payment in full, all right, title, and interest in and to the Final Deliverables, including all Intellectual Property Rights therein, shall fully and exclusively vest in the Customer.

10.2. To the fullest extent permitted by applicable law, the Deliverables are specially commissioned by the Customer. If any Deliverable or portion thereof does not qualify as a work made for hire, the Contractor hereby irrevocably assigns, transfers, and conveys to the Customer, effective upon receipt of the final payment in full, all right, title, and interest worldwide in and to such Deliverables and all Intellectual Property Rights therein.

10.3. The assignment includes all source code, compiled code, project files, structures, software logic, and software architecture created specifically for the Customer, and any other proprietary materials developed specifically under this Agreement.

10.4. The Contractor shall execute such further documents and take such further actions as may be reasonably required to confirm, perfect, or evidence the Customer’s ownership rights after the final payment has been made.

10.5. Prior to final payment and final acceptance, all Intellectual Property Rights in incomplete or unaccepted work shall remain with the Contractor, unless otherwise agreed in writing.

11. Restrictions on Reuse

11.1. The Contractor shall not reuse, license, sell, disclose, repurpose, commercialize, or otherwise exploit for itself or for any third party any unique materials, source code, software architecture, project files, or custom-created elements specifically developed for the Customer under this Agreement after such rights have transferred to the Customer.

11.2. If this Agreement is terminated before final acceptance and final payment, the Contractor shall not use or exploit any partially created materials developed specifically from the Customer’s confidential concept, requirements, or business direction in any manner that would disclose or appropriate the Customer’s confidential business information.

12. Confidentiality

12.1. During the Term and for a period of five (5) years thereafter, each Party shall keep confidential and shall not disclose to any third party any non-public technical, legal, financial, business, commercial, or operational information received from the other Party in connection with this Agreement (the “Confidential Information”), except as permitted under this Agreement.

12.2. Confidential Information includes, without limitation, Customer Materials, source code, project files, technical specifications, business plans, pricing and payment terms, product concepts, and functional requirements.

12.3. A receiving Party may use Confidential Information solely for purposes of performing or exercising its rights under this Agreement.

12.4. The obligations of confidentiality shall not apply to information that the receiving Party can demonstrate:

(a) was publicly available without breach of this Agreement; (b) was lawfully known to the receiving Party before disclosure; (c) was lawfully received from a third party without confidentiality obligation; or (d) was independently developed without use of the disclosing Party’s Confidential Information.

12.5. If disclosure is required by law, court order, or governmental authority, the receiving Party shall, to the extent legally permitted, promptly notify the disclosing Party before making such disclosure.

13. Representations and Warranties

13.1. Each Party represents and warrants that it is duly organized and validly existing under the laws of its jurisdiction, it has full authority to enter into this Agreement, and this Agreement constitutes a valid and binding obligation of such Party.

13.2. The Contractor represents and warrants that: (a) it has the full right and authority to perform the work and grant the rights contemplated herein; (b) the Deliverables, excluding Customer Materials, will not knowingly infringe any third-party Intellectual Property Rights; (c) the Deliverables will be developed originally for the Customer, except for any third-party materials expressly approved in writing by the Customer; and (d) it will not knowingly introduce malicious code, viruses, or hidden disabling devices into the Deliverables.

13.3. Except as expressly set forth in this Agreement, the Contractor provides no additional warranties, and all implied warranties are disclaimed to the maximum extent permitted by law.

14. Independent Contractor

The Contractor is and shall remain an independent contractor. Nothing in this Agreement shall be construed to create any partnership, joint venture, fiduciary relationship, employment relationship, or agency relationship between the Parties.

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15. Termination

15.1. The Customer may terminate this Agreement for convenience at any time upon written notice to the Contractor.

15.2. In the event of termination by the Customer for convenience: (a) the Customer shall have no obligation to make any further payments beyond amounts already paid; (b) the Contractor shall have no obligation to deliver incomplete materials, unfinished work product, or partially completed Deliverables; and (c) the Contractor shall cease work promptly upon receipt of the termination notice.

15.3. Either Party may terminate this Agreement for material breach by the other Party if such breach remains uncured for ten (10) calendar days after written notice describing the breach.

15.4. If the Contractor materially fails to complete the work within the agreed Term, and no written extension has been agreed by the Parties, the Customer may terminate this Agreement upon written notice. In such case: (a) the Contractor shall have no obligation to refund any amounts already paid; (b) the Contractor shall have no obligation to deliver incomplete materials or work in progress; but (c) the Contractor shall remain bound by the confidentiality and non-use obligations set forth in this Agreement.

16. Effect of Termination

16.1. Upon termination of this Agreement: (a) the Contractor shall stop using the Customer Materials except as necessary for winding down its work; (b) each Party shall, upon request, return or destroy the other Party’s Confidential Information, except to the extent retention is required by law or internal compliance policy; and (c) Sections intended by their nature to survive shall survive, including without limitation Sections 10, 11, 12, 16, 17, 18, 19, and 20.

16.2. No Intellectual Property Rights shall transfer to the Customer unless and until final payment has been made in full and the conditions of Section 10 have been satisfied.

17. Indemnification

17.1. The Contractor shall indemnify, defend, and hold harmless the Customer and its officers, directors, employees, and affiliates from and against third-party claims, damages, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) arising from the Contractor’s breach of this Agreement, the Contractor’s gross negligence or willful misconduct, or a claim that the Deliverables, excluding Customer Materials and approved third-party materials, infringe a third party’s Intellectual Property Rights.

17.2. The Customer shall indemnify, defend, and hold harmless the Contractor from and against third-party claims arising from Customer Materials provided by the Customer, to the extent such claims are not caused by the Contractor’s modification, misuse, or unauthorized use thereof.

18. Limitation of Liability

18.1. To the maximum extent permitted by law, neither Party shall be liable to the other for any indirect, incidental, consequential, special, exemplary, or punitive damages, including loss of profits, loss of business opportunity, or loss of goodwill, arising out of or related to this Agreement, even if advised of the possibility of such damages.

18.2. Except for breach of confidentiality, infringement or misappropriation of Intellectual Property Rights, willful misconduct, gross negligence, or indemnification obligations, the total aggregate liability of either Party arising out of or relating to this Agreement shall not exceed the total amount actually paid by the Customer to the Contractor under this Agreement.

19. Governing Law and Jurisdiction

19.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflict of laws principles.

19.2. Any dispute, claim, or controversy arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of Wyoming, and each Party irrevocably submits to the jurisdiction of such courts.

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20. Miscellaneous

20.1. Entire Agreement. This Agreement, together with its Schedules, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous understandings, discussions, negotiations, and communications relating to its subject matter.

20.2. Amendments. No amendment or modification of this Agreement shall be effective unless in writing and signed by both Parties.

20.3. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that the Customer may assign this Agreement to an affiliate or successor in connection with a merger, reorganization, or sale of substantially all of its assets.

20.4. Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

20.5. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing. No failure or delay in exercising any right shall operate as a waiver.

20.6. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered electronically shall be deemed effective.

SIGNATURES

CUSTOMER		CONTRACTOR

Company: Synera Studio Inc		Company: LUMARK HK LIMITED

Signature:	/s/ Zoran Bubanja	Signature:	/s/ Krittaphat Limpanawutthiwanit
Name:	Zoran Bubanja	Name:	Krittaphat Limpanawutthiwanit
Title:	President	Title:	General Manager
Date:	April 20, 2026	Date:	April 16, 2026

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SCHEDULE A

Functional Scope of the Software

1. General Description

The Contractor shall develop a custom video editor application for Windows from scratch, based on the Customer’s concept and requirements.

2. Included Core Functionality

1. Import of media files: import of video files, audio files, and image files.

2. Timeline-based editing: placement of imported media onto a timeline, basic arrangement of clips on the timeline, and movement of clips along the timeline.

3. Basic editing tools: trim, split, and delete.

4. Transitions: inclusion of simple clip-to-clip transitions.

5. Audio support: support for audio track handling in a simplified form.

6. Project handling: save project and reopen/load saved project.

7. History controls: undo and redo.

8. Export: export to MP4 format with selectable resolution options.

3. Platform

The Software shall be developed for Windows only.

4. Deliverables

•	source code;
•	compiled build;
•	project files.

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SCHEDULE B

Hourly Rates and Project Structure

1. Purpose

This schedule is provided (a) to reflect the indicative internal project structure for development planning and effort allocation, and (b) to establish hourly rates for any separately approved out-of-scope work or Change Requests.

For the avoidance of doubt, the project phases and effort allocation below do not change the fixed payment structure under the Agreement.

2. Indicative Project Phases

Phase	Indicative Tasks
Phase 1 - Architecture and Technical Setup	project architecture planning, technical environment setup, base application framework creation, and preparation of initial internal development structure.
Phase 2 - Core Editing Engine	media import logic, timeline implementation, clip arrangement logic, trim/split/delete functions, and simplified audio support implementation.
Phase 3 - Output and Interface Completion	export to MP4, selectable resolution handling, project save/load functions, undo/redo logic, and simplified user interface completion.
Phase 4 - Testing and Final Delivery	internal functional testing, issue cleanup, build preparation, and delivery of source code, compiled build, and project files.

3. Indicative Hourly Allocation Within the Fixed Contract Price

The following schedule provides a commercially reasonable indicative allocation of effort and rates corresponding to the fixed Contract Price of USD 70,380. It is included for transparency, budgeting context, and audit support only, and does not convert the Agreement into a time-and-materials engagement.

Role	Hours	Rate (USD)	Amount	Notes
Lead Software Developer	480	110	52 800	Core application architecture, coding, media import, timeline logic, editing functions, export.
UI / Build Finalization	56	75	4 200	Simplified interface completion, app icon packaging, compiled build preparation.
QA / Testing	72	65	4 680	Functional testing, defect verification, regression checks before final delivery.
Project Coordination / Management	60	68	4 080	Planning, progress coordination, scope tracking, customer communications.
Technical Packaging / Delivery	42	110	4 620	Final source package review, project file organization, delivery handoff preparation.
TOTAL	710	-	70 380	Indicative fixed-price allocation only.

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4. Hourly Rates for Approved Additional Work

Any work outside the agreed scope shall be billable only if requested or approved by the Customer in writing in advance. The following hourly rates shall apply to such approved additional work:

Role	Rate (USD)	Examples
Software Developer	110 / hour	Additional features, logic changes, integrations, export changes.
QA / Testing	65 / hour	Extra rounds of testing or acceptance support.
Project Coordination / Management	68 / hour	Additional reporting, meetings, scope administration.
Other Approved Work	75 / hour	Any other agreed task not expressly listed above.

5. No Automatic Additional Charges

No out-of-scope work shall be charged unless (a) requested or approved by the Customer in writing, and (b) clearly identified as additional work beyond the original agreed scope.

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